MARK CENTERS TRUST

DECLARATION OF TRUST
Dated March 4, 1993

This DECLARATION OF TRUST (hereinafter, “Declaration of Trust” or “Declaration”) is made as of the date set forth above by the undersigned Trustees.
WHEREAS, the Trustees desire to create a real estate investment trust under the laws of the state of Maryland; and
WHEREAS, the Trustees desire that this trust qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), and under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders (as hereinafter defined); and
WHEREAS, the beneficial interest in the Trust shall be divided into transferable shares of one or more classes evidenced by certificates;
NOW, THEREFORE, the Trustees hereby declare that they will hold in trust all property which they have or may hereafter acquire as such Trustees, together with the proceeds thereof, in trust, and manage the Trust Property for the benefit of the Shareholders as provided by this Declaration of Trust.
Article I
THE TRUST; DEFINITIONS
SECTION 1.1    Name. The name of the trust (hereinafter called the “Trust”) is:
Mark Centers Trust
So far as may be practicable, the. business of the Trust shall be conducted and transacted under that name, which name (and the word “Trust” wherever used in this Declaration of Trust, except where the- context otherwise requires) shall refer to the Trustees collectively but not individually or personally and shall not refer to the Shareholders of the Trust, or to any officers, employees or agents of the Trust or of such Trustees.

Under circumstances in which the Trustees determine that the use of the name “Mark Centers Trust” is not practicable, they may use any other designation or name for the Trust.
SECTION 1.2    Resident Agent. The name and. address of the resident agent of the Trust in the State of Maryland is The Prentice-Hall Corporation System, Maryland, whose post office address is 11 East Chase Street, Baltimore, Maryland 21202. The Trust may have such offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.
SECTION 1.3    Nature of Trust. The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited-partnership, joint venture, joint stock company or, except as provided in Section 11.4, a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).
SECTION 1.4    Powers. The Trust shall have all of the powers granted to real estate investment trusts generally by Title 8 or any successor statute and shall have any other and further powers as are not inconsistent with and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.
SECTION 1.5    Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:
“Adviser” means the Person, if any, appointed, employed or contracted with by the Trust pursuant to Section 4.1.
“Affiliate” or “Affiliated” means, as to any corporation, partnership, trust or other association (other than the Trust), any Person (i) that holds beneficially, directly or indirectly, 5% or more of the outstanding stock or equity interests thereof or (ii) who is an officer, director, partner or trustee thereof or of any Person which controls, is controlled by, or under common control with, such corporation, partnership, trust, or other association or (iii) which controls, is controlled by, or under common control with, such corporation, partnership, trust or other association.
“Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.
“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government and agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
“REIT Provisions of the code” means Sections 856 through 858 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
“Securities” means Shares, any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.
“Securities of the Trust” means any Securities issued by the Trust.
“Shareholders” means holders of record of outstanding Shares.
“Shares” means transferable shares of beneficial interest of the Trust of any class or series.
“Trustees” means, collectively, the individuals named in Section 2.2 of this Declaration so long as they continue in office and all other individuals who have been duly elected and qualify as trustees of the Trust hereunder.
“Trust Property” means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust or the Trustees.
ARTICLE II
TRUSTEES
SECTION 2.1    Number. The number of Trustees initially shall be two, which number may thereafter be increased or decreased by the Trustees then in office from time to time; however, the total number of Trustees shall be not fewer than two and not more than 15. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term.
SECTION 2.2    Initial Board; Term. The names and addresses of the Trustees who shall serve until the first annual meeting and until their successors are duly elected and qualify are:

Name	Address
Marvin L. Slomowitz	c/o Mark Centers Trust 600 Third Avenue Kingston, Pennsylvania 18074
Marvin J. Levine	c/o Stadtmauer Bailkin Levine & Masyr 110 East 59th Street New York, New York 10022
Harvey Shanus	c/o Mark Centers Trust 600 Third Avenue Kingston, Pennsylvania 18074
Joseph L. Castle II	c/o Castle Energy Corporation 512 Township Line Road One Valley Square, Suite 101 Blue Bell, Pennsylvania 19422
Lawrence Longua	c/o Mitsubishi Trust and Banking Corporation 520 Madison Avenue New York, New York 10022
Bennett Silvershein	c/o Grand Realty Group 7 Penn Plaza New York, New York 10001
John Vincent Weber	1020 16th Street, N.W. Suite 300 Washington, D.C. 20036

At each annual meeting of the Shareholders of the Trust, Trustees shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in the year following the year of their election.
SECTION 2.3    Resignation Removal or Death. Any Trustee may resign by written notice to the remaining Trustees, effective on the date specified in the notice. A Trustee may be removed, with or without cause, at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote in the election of Trustees. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, he shall automatically cease to have any right, title or interest in and to the Trust Property and shall execute and deliver such documents as the remaining Trustees require for the conveyance of any Trust Property held in his name, and shall account to the remaining Trustees as they require for all property which he holds as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform those acts.
SECTION 2.4    Legal Title. Legal title to all Trust Property shall be vested in the Trustees, but they may cause legal title to any Trust Property to be held by or in the name of any Trustee, or the Trust, or any other Person as nominee. The right, title and interest of the Trustees in and to the Trust Property shall automatically vest in successor and additional Trustees upon their qualification and acceptance of election or appointment as Trustees, and they shall thereupon have all the rights and obligations of Trustees, whether or not conveyancing documents have been executed and delivered pursuant to Section 2.3 or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Trustees may deem necessary or desirable.
ARTICLE III
POWERS OF TRUSTEES
SECTION 3.1    General. Subject to the express limitations herein or in the Bylaws, (1) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (2) the Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust as if they, in their own right, were the sole owners thereof. The Trustees may take any actions as in their sole judgment and discretion are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Trustees. Any construction of this Declaration or determination made in good faith by the Trustees concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustees under the general laws of the State of Maryland as now or hereafter in force.
SECTION 3.2    Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by this Declaration or by law, the Trustees, without any vote, action or consent by the Shareholders, shall have and may exercise, at any time or times, in the name of the Trust or on its behalf the following powers and authorities:
(a)    Investments. Subject to Section 8.5, to invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind (including, without limitation, Securities and Mortgages) wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Trust acquires have a term greater or lesser than the term of office of the Trustees or the possible termination of the Trust, for such consideration as the Trustees may deem proper (including cash, property of any kind or Securities of the Trust), provided, however, that the Trustees shall take such actions as they deem necessary and desirable to comply with any requirements of Title 8 relating to the types of assets held by the Trust.
(b)    Sale, Disposition and Use of Property. Subject to Article V and Sections 8.5 and 9.2, to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Trust or the Trustees) or otherwise dispose of any or all of the Trust Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Trustees by one or more of the Trustees or by a duly authorized officer, employee, agent or nominee of the Trust, on such terms as they deem appropriate; to give consents and make contracts relating to the Trust Property and its use or other property or matters; to develop, improve, manage, use, alter and otherwise deal with the Trust Property; and to rent, lease or hire from others property of any kind; provided, however, that the Trust may not use or apply land for any purposes not permitted by applicable law.
(c)    Financings. To borrow or in any other manner raise money for the purposes and on the terms they determine, and to evidence the same by issuance of Securities of the Trust, which may have such provisions as the Trustees determine; to reacquire such Securities of the Trust; to enter into other contracts or obligations on behalf of the Trust; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Trust Property to secure any such Securities of the Trust, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Trust or participate in any reorganization of obligors to the Trust.

(d)    Loans. Subject to the provisions of Section 8.5, to lend money or other Trust Property on such terms, for such purposes and to such Persons as they may determine.
(e)    Issuance of Securities. Subject to Section 6.1 to create and authorize the issuance, in shares, units or amounts of one or more types, series or classes, of Securities of the Trust, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange, or liquidation rights or other rights as the Trustees may determine, without vote of or other action by the Shareholders; to issue any type of Securities of the Trust, and any options, warrants, or rights to subscribe therefor, all without vote of or other action by the Shareholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Trustees determine; to list any of the Securities of the Trust on any Securities exchange; and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any securities of the Trust.
(f)    Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Trustees, for carrying out the purposes of this Declaration and conducting the business of the Trust, including compensation or fees to Trustees, officers, employees and agents of the Trust, and to Persons contracting with the Trust, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable, against the Trust, the Trust Property, or the Trustees in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.
(g)    Collection and Enforcement. To collect, sue for and receive money or other property due to the Trust; to consent to extensions of the time for payment, or to the renewal, of any securities or obligations; to engage or intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests, or things relating to the Trust, the Trust Property, or the Trust’s affairs; to exercise any rights and enter into any agreements, and take any other action necessary or desirable in connection with the foregoing.
(h)    Deposits. To deposit funds or Securities constituting part of the Trust Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and.in such manner as the Trustees determine.
(i)    Allocation; Accounts. To determine whether moneys, profits or other assets of the Trust shall be charged or credited to, or allocated between, income and capital,

including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Trust Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Trust shall be maintained; and to allocate to the Shareholders equity account less than all of the consideration paid for Shares and to allocate the balance to paid-in capital or capital surplus.
(j)    Valuation of Property. To determine the value of all or any part of the Trust Property and of any services, Securities, property or other consideration to be furnished to or acquired by the Trust, and to revalue all or any part of the Trust Property, all in accordance with such information as is reasonable, in their sole judgment.
(k)    Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate and other Trust Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request, or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.
(l)    Officers, Etc.; Declaration of Powers. To elect, appoint or employ such officers for the Trust and such committees of the Board of Trustees with such powers and duties as the Trustees may determine or the Trust’s Bylaws provide; to engage, employ or contract with and pay compensation to any Person (including, subject to Section 8.5, any Trustee and any Person who is an Affiliate of any Trustee) as agent, representative, Adviser, members of an advisory board, employee or independent contractor (including advisers, consultants, transfer agents, registrars, underwriters, accountants, attorneys at law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Trustees may determine; to delegate to one or more Trustees, officers or other Persons engaged or employed as aforesaid or to committees of Trustees or to the Adviser, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts or other instruments, either in the names of the Trust, the Trustees or as their attorneys or otherwise, as the Trustees may determine; and to establish such committees as they deem appropriate.

(m)    Associations. Subject to Section 8.5, to cause the Trust to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships, or associations of any kind.
(n)    Reorganizations, Etc. Subject to Sections 9.2 and 9.3, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Trust Property or carry on any business in which the Trust shall have an interest; to merge or consolidate the Trust with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Trust Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Trust holds, or is about to acquire, Securities or any other interests.
(o)    Insurance. To purchase and pay for out of Trust Property insurance policies insuring the Trust and the Trust Property against any and all risks, and insuring the Shareholders, Trustees, officers, employees and agents of the Trust individually against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted (including those alleged to constitute misconduct, gross negligence, reckless disregard of duty or bad faith) by any such Person in such capacity, whether or not the Trust would have the power to indemnify such Person against such claim or liability.
(p)    Executive Compensation, Pension and Other Plans. To adopt and implement executive compensation, pension, profit sharing, stock option, stock bonus, stock purchase, stock appreciation rights, savings, thrift, retirement, incentive or benefit plans, trusts or provisions, applicable to any or all Trustees, officers, employees or agents of the Trust, or to other Persons who have benefited the Trust, all on such terms and for such purposes as the Trustees may determine.
(q)    Distributions. To declare and pay dividends or other distributions to Shareholders, subject to Section 6.4.
(r)    Indemnification. In addition to the indemnification provided for in Section 8.4, to indemnify any Person, including any Adviser or independent contractor, with whom the Trust has dealings.
(s)    Charitable Contributions. To make donations for the public welfare or for community, charitable, religious, educational, scientific, civic or similar purposes, regardless of any direct benefit to the Trust.

(t)    Discontinue Operations; Bankruptcy. To discontinue the operations of the Trust (subject to Section 10.2); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Trust Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Trust or the Trustees or otherwise defending or responding to such foreclosure; to confess judgment against the Trust; or to take such other action with respect to indebtedness or other obligations of the Trustees, in such capacity, the Trust Property or the Trust as the Trustees in their discretion may determine.
(u)    Termination of Status. To terminate the status of the Trust as a real estate investment trust under the REIT Provisions of the Code.
(v)    Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Trust.
(w)    Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Trust.
(x)    Bylaws. To adopt, implement and from time to time amend Bylaws of the Trust relating to the business and organization of the Trust which are not inconsistent with the provisions of this Declaration of Trust.
(y)    Voting Trust. To participate in, and accept Securities issued under or subject to, any voting trust.
(z)    Proxies. To solicit proxies of the Shareholders at the expense of the Trust.
(aa)    Further Powers. To do all other acts, and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Trust or to carry out the provisions of this Declaration of Trust, even if such powers are not specifically provided hereby.
ARTICLE IV
ADVISER
SECTION 4.1    Appointment. The Trustees are responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisers or independent contractors of the Trust. However, the Trustees are not required personally to conduct the business of the Trust, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Trustees may, in their sole discretion, deem necessary or desirable. The Trustees may determine the terms of retention and the compensation of the Adviser and may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions which conform to general policies and principles established by the Trustees.
SECTION 4.2    Affiliation and Functions. The Trustees, by resolution or in the Bylaws, may provide guidelines, provisions, or requirements concerning the affiliation and functions of the Adviser.
ARTICLE V
INVESTMENT POLICY
The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code and with the requirements of Title 8, with respect to the composition of the Trust’s investments and the derivation of its income. Subject to Section 3.2(u), the Trustees will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for tax treatment provided in the REIT Provisions of the Code; however, no Trustee, officer, employee or agent of the Trust shall he liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 8.2. The Trustees may change from time to time by resolution or in the Bylaws of the Trust, such investment policies as they determine to be in the best interests of the Trust, including prohibitions or restrictions upon certain types of investments.
ARTICLE VI
SHARES
SECTION 6.1    Shares. The beneficial interest in the Trust shall be divided into Shares. The total number of Shares which the Trust has authority to issue is 50,000,000, and shall consist of common Shares and such other types or classes of Securities of the Trust as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Trust. Shares may be issued for such consideration as the Trustees determine or, if issued as a result of a Share dividend or Share split, without any consideration, in which case all Shares so issued shall be full paid and nonassessable.

SECTION 6.2    Common Shares. Common Shares (“Common Shares”) shall have a par value of $.001 per share and shall entitle the holders to one vote per share on all matters upon which Shareholders are entitled to vote pursuant to Section 7.2, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, appraisal, conversion or exchange rights. The Trustees may classify or reclassify any unissued Common Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Common Shares and in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.
SECTION 6.3    Preferred Shares. The Trustees are hereby expressly granted the authority to authorize from time to time the issuance of one or more series of preferred Shares (“Preferred Shares”) and with respect to any such series to fix the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. The Trustees may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such Preferred Shares and in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.
SECTION 6.4    Dividends or Distributions. The Trustees may from time to time declare and pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in Securities of the Trust or from any other source as the Trustees in their discretion shall determine. The Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code; however, Shareholders shall have no right to any dividend or distribution unless and until declared by the Trustees. The exercise of the powers and rights of the Trustees pursuant to this Section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.
SECTION 6.5    General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration or in the resolution creating any class or series of Shares. The legal ownership of the Trust Property and the right to conduct the business of the Trust are vested exclusively in the Trustees; the

Shareholders shall have no interest therein other than, beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust Property. The death of a Shareholder shall not terminate the Trust or give his legal representative any rights against other Shareholders, the Trustees or the Trust Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to receive a new certificate for shares in exchange for the certificate held by the deceased Shareholder.
SECTION 6.6    Trustees’ Right to Refuse to Transfer Shares; Limitation on Holdings; Redemption of Shares.
(a)    Each Person who owns directly or indirectly more than four percent (or such other percentage, between one-half of one percent and four percent, as provided in the REIT Provisions of the Code) in number or value of the total Shares outstanding shall, within 30 days after January 1 of each year, give written notice to the Trust stating the Person’s name and address, the number of Shares directly or indirectly owned by such Person, and a description of the capacity in which such Shares are held. For purposes of this Declaration of Trust, the number and value of the total Shares outstanding shall be determined by the Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect Shareholder, irrespective of such shareholder’s percentage ownership of outstanding Shares, shall upon demand be required to disclose to the Trust in writing such information with respect to the direct or indirect ownership of Shares as the Trustees deem necessary from time to time to enable the Trustees to determine whether the Trust complies with the REIT Provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
(b)    If, in the opinion of the Trustees, which shall be binding upon any prospective acquiror of Shares, any proposed transfer or issuance would jeopardize the status of the Trust as a real estate investment trust under the REIT Provisions of the Code, the Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.
(c)    As a condition to any transfer and/or registration of transfer on the books of the Trust of any Shares or Securities convertible into Shares which could result in direct or indirect ownership (as hereafter defined) of Shares exceeding 4.0% of the lesser of the number or the value of the total Shares outstanding (the “Excess Shares”) by a Person other than an Excepted Person, such prospective transferee shall give written notice to the Trust of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.
(d)    Any transfer of Shares or Securities convertible into Shares that would (i) create a direct or indirect owner of Excess Shares other than an Excepted Person; (ii) result in the Shares being owned by fewer than 100 Persons for purposes of the REIT Provisions of the Code; or (iii) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Shares hereunder and shall be deemed never to have had an interest therein. Any issuance of Shares or Securities convertible into Shares that would (i) create a direct or indirect owner of Excess Shares other than an Excepted Person or (ii) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Shares hereunder and shall be deemed never to have had an interest therein.
“Excepted Person” shall mean (i) Marvin L. Slomowitz and (ii) any Trustee, employee of the Trust and any other Person approved by the Trustees, at their option and in their sole discretion; provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 4.0% of the lesser of the number or the value of the total Shares outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Trust as a real estate investment trust under the REIT Provisions of the Code.
(e)    The Trust, by notice to she holder thereof, may purchase any or all Shares that are proposed to be transferred pursuant to a transfer which, in the opinion of the Trustees, which shall be binding upon any proposed transferee of Shares, would result in any Person acquiring Excess Shares, or would otherwise jeopardize the status of the Trust as a real estate investment trust under the REIT Provisions of the Code. The Trust shall have the power, by lot or other means deemed equitable by them in their sole discretion, to purchase such Excess Shares from the prospective transferor. The purchase price for any Excess shares shall be equal to the fair market value of the Shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent, as reflected in the closing sale price for the Shares, if then listed on a national securities exchange, or such price for the Shares on the principal exchange if then listed on more than one national securities exchange, or if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such Shares as determined by the Trustees in good faith. Prompt payment of the purchase price shall be made in cash by the Trust in such manner as may be determined by the Trustees. From and after the date fixed for purchase by the Trustees, and so long as payment of the purchase price for the Shares to be so redeemed shall have been made or duly provided for, the holder of any Excess Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Trust that the Shares have been transferred in violation of this Section 6.6 shall be repaid to the Trust upon demand.
(f)    Notwithstanding any other provision in this Declaration of Trust or the Bylaws, Sections 6.6(d), (e), (f) and (g) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote. If Section 6.6(d), (e), (f) or (g) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Shares or Securities convertible into Shares in violation of such Sections shall be deemed, at the option of the Trust, to have acted as agent on behalf of the Trust in acquiring such Shares and to hold such Shares on behalf of the Trust.
(g)    Notwithstanding any other provision of this Declaration of Trust to the contrary, any purported transfer, sale or acquisition of Shares (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership (as hereafter defined) of Shares) which would result in the termination of the status of the Trust as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio. Any such Shares may be treated by the Trustees in the manner prescribed for Excess Shares in subsection (e) of this Section 6.6.
(h)    Nothing contained in this Section 6.6 or in any other provision of this Declaration of Trust shall limit the authority of the Trustees to take such other action as they deem necessary or advisable to protect the Trust and the interests of the Shareholders by preservation of the Trust’s status as a real estate investment trust under the REIT Provisions of the code.
(i)    If any provision of this Section 6.6 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 6.6 may be inconsistent with any other provision of this Declaration of Trust, this Section 6.6 shall be controlling.
(j)    For purposes of this Declaration of Trust, shares not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such Shares, as defined in Rule 13d-3 under the

Securities Exchange Act of 1934, and/or would be considered to own such Shares by reason of the REIT Provisions of the Code.
ARTICLE VII
SHAREHOLDERS
SECTION 7.1    Meetings of Shareholders. There shall be an annual meeting of the shareholders, to be held at such tine and place as shall be determined by or in the manner prescribed in the Bylaws at which the Trustees shall be elected and any other proper business may be conducted. The annual meeting of Shareholders shall be held after the delivery of the annual report, at a convenient location and on proper notice as provided in the By-Laws. For the purposes of this Section 7.1, a “convenient location” shall mean any place within the continental United states of America. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.
SECTION 7.2    Voting Rights of Shareholders. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 7.1 and 2.3; (b) amendment of this Declaration of Trust as provided in Sections 6.6(f) or 9.1; (c) termination of the Trust as provided in Section 10.2; (d) reorganization of the Trust as provided in Section 9.2; and (e) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Section 9.3. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.
ARTICLE VIII

LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS AND TRANSACTIONS BETWEEN THEM AND THE TRUST
SECTION 8.1    Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by rear of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Property or the affairs of the Trust.

SECTION 8.2    Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
SECTION 8.3    Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.
SECTION 8.4    Indemnification. To the extent provided in its Bylaws, the Trust shall have the power to indemnify each Shareholder from all claims and liabilities to which the Shareholder may become subject by reason of his being or having been a Shareholder and any Trustee, officer, employee or agent (including any person who, while a Trustee of the Trust is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may became subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each Shareholder from all claims and liabilities to which the Shareholder may become subject by reason of his being or having been a Shareholder, and of each Trustee, officer, employee or agent from all claims and liabilities to which such person may become subject by reason of service in that capacity.

SECTION 8.5    Transactions Between the Trust and its Trustees, Officers Employees and Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including without limitation for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any Person, including any Trustee, officer, employee or agent of the Trust or any Person Affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.
ARTICLE IX
AMENDMENT; REORGANIZATION MERGER, ETC.
SECTION 9.1    Amendment.
(a)    Except as provided in Sections 6.6, 9.2 and 9.3 hereof, and in subsection (b) of this Section 9.1, this Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.
(b)    The Trustees, by a two-thirds vote, may amend provisions of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code or under Title 8.
(c)    An amendment to this Declaration of Trust shall become effective as provided in Section 11.5.
(d)    This Declaration of Trust may not be amended except as provided in §8-501 of Title 8 or as provided in this Section 9.1.
SECTION 9.2    Reorganization. Subject to the provisions of any class or series of Shares at the time outstanding, the Trustees shall have the power to (a) cause the organization of a corporation, association, trust or other organization to take over the Trust Property and carry on the affairs of the Trust; (b) merge the Trust into, or sell, convey and transfer the Trust Property to, any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Trust; and (c) thereupon terminate the Trust and deliver such Securities or beneficial interests ratably among the Shareholders according to the respective rights of the class or series, of Shares held by them; provided that any such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote thereon.

SECTION 9.3    Merger, Consolidation or Sale of Trust Property. Subject to the provisions of any class or series of Shares at the time outstanding, the Trustees shall have the power to (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell or otherwise dispose of all or substantially all of the Trust Property; provided, that such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than (i) two-thirds, if the Trust is not the surviving entity in any such merger or consolidation or in the event of a proposed sale or disposition of all or substantially all of the Trust Property, or (ii) a majority, in all other cases, of the Shares then outstanding and entitled to vote thereon.
ARTICLE X
DURATION AND TERMINATION OF TRUST
SECTION 10.1    Duration of Trust. The Trust shall continue perpetually unless terminated pursuant to Section 10.2 or pursuant to any applicable provision of Title 8.
SECTION 10.2    Termination of Trust.
(k)    Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares outstanding. Upon the termination of the Trust:
(i)    The Trust shall carry on no business except for the purpose of winding up its affairs.
(ii)    The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, Securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.
(iii)    After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, among the Shareholders according to their respective rights, so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares (other than Common Shares) at the time outstanding shall be entitled, the remaining Trust Property available for payment and distribution to Shareholders shall, subject to any participating or similar rights of Shares (other than common Shares) at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.
(l)    After termination of the Trust, the liquidation of its business, and the distribution to the Shareholders as herein provided a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.
ARTICLE XI
MISCELLANEOUS
SECTION 11.1    Governing Law. This Declaration of Trust is executed by the Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.
SECTION 11.2    Reliance by Third Parties. Any certificate shall be final and conclusive as to any Persons dealing with the Trust if executed by an individual who, according to the records of the Trust or of any recording office in which this Declaration of Trust may be recorded, appears to be the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of Trustees or Shareholders; (d) a copy of this Declaration or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration; (f) the termination of the Trust; or (g) the existence of any fact or facts which relate to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trust by the Trustees or by any officer, employee or agent of the Trust.
SECTION 11.3    Provisions in Conflict with Law or Regulations.
(a)    The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the REIT Provisions of the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration pursuant to Section 9.1; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.
(b)    If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.
SECTION 11.4    Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the cCorporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.
SECTION 11.5    Recordation. This Declaration of Trust and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration or any amendment hereto. A restated Declaration shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments thereto.
IN WITNESS WHEREOF, this Declaration of Trust has been signed on this 4th day of March, 1993 by the undersigned Trustees, each of whom acknowledges, under penalty of perjury, that this document is his free act and deed, and that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects.
/s/ Marvin L. Slomowitz
Marvin L. Slomowitz
/s/ Marvin J. Levine
Marvin J. Levine

/s/ Harvey Shanus
Harvey Shanus
/s/ Joseph L. Castle II
Joseph L. Castle II
/s/ Lawrence Longua
Lawrence Longua
/s/ Bennett Silvershein
Bennett Silvershein
/s/ John Vincent Weber
John Vincent Weber